PLAN AND AGREEMENT OF MERGER

      THIS PLAN AND AGREEMENT OF MERGER (this "Agreement") made and entered into this 6th day of April 2005 by and between College Oak Investments, Inc., a Nevada corporation (hereinafter, "College Oak"), and Coastal Energy Services, Inc., a Delaware corporation (hereinafter, "Coastal"). College Oak and Coastal may be hereinafter referred to individually as a "Party" and collectively as the "Parties".

                                    RECITALS:

      WHEREAS, College Oak is a corporation duly organized and existing under the laws of the State of Nevada;

      WHEREAS, Coastal is a corporation duly organized and existing under the laws of the State of Delaware;

      WHEREAS, on the date of this Agreement, College Oak has authority to issue 140,000,000 shares of common stock, $0.001 par value (the "College Oak Common Stock"), of which 2,114,000 shares are issued and outstanding as of the date hereof;

      WHEREAS, on the date of this Agreement, Coastal has authority to issue 20,000,000 shares of common stock, $0.001 par value (the "Coastal Common Stock"), of which 17,206,000 shares are issued and outstanding as of the date hereof;

      WHEREAS, the respective Boards of Directors of Coastal and College Oak deem it advisable and in the best interests of the corporations' respective shareholders that Coastal be acquired by College Oak through a merger ("Merger") of College Oak and Coastal, whereby College Oak shall acquire all of the business, assets and goodwill, and assume all of the obligations and liabilities of Coastal and shares of Coastal Common Stock shall be converted to shares of College Oak Common Stock on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual warranties and covenants set forth herein, the parties hereto agree as follows:

                                    AGREEMENT

      1. Merger of Coastal into College Oak.

            (a) Merger of Coastal with and into College Oak. Coastal and College Oak hereby adopt the plan of reorganization encompassed by this Agreement and hereby agree that Coastal shall merge with and into College Oak on the terms and conditions set forth herein. Coastal will, upon the filing of the Certificate of Merger contemplated by Section 252 of the General Corporation Law of the State of Delaware and the Articles of Merger contemplated by Chapter 92A of the Nevada Revised States (the "Effective Date"), merge with and into College Oak, and thereafter the separate existence of Coastal will cease. A copy of each of the Certificate of Merger and the Articles of Merger is attached hereto as Exhibit
A. As of the Effective Date, College Oak shall succeed to all of the rights,


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

privileges, powers and property, including, without limitation, all rights, privileges, franchises, patents, trademarks, licenses, registrations, bank accounts, contracts, patents, copyrights and other assets of every kind and description of Coastal and, by virtue of the merger, College Oak shall assume all the obligations and liabilities of Coastal excepting and excluding, (i) the minute books and stock records of Coastal insofar as they relate solely to its organization and capitalization, and (ii) the rights of Coastal arising out of this Agreement. The Merger will occur in accordance with the General Corporation Law of the State of Delaware and Chapter 92A of the Nevada revised Statutes.

            (b) Pending and Subsequent Actions. Coastal will cooperate, and will cause its officers, directors, shareholders and other employees to cooperate, with College Oak on and after the Effective Date (i) in effecting the collection of all receivables and other items owing to Coastal, if any, and (ii) in prosecuting claims and furnishing information, testimony and other assistance in connection with all actions, proceedings, arrangements or disputes based upon contracts, arrangements or acts of Coastal which were in effect or which occurred on or prior to the Merger.

            (c) Tax-Free Reorganization. College Oak and Coastal have prepared, and intend to complete a merger pursuant to the provisions and requirements of Internal Revenue Code Section 368(a), that is a "tax-free reorganization." The Parties hereto represent that the purpose of their combination is to complete a merger to combine their business interests, resources, and personnel in a mutually beneficial and economic manner to achieve and execute a plan of business to benefit the combined Company. There shall be a continuation of the stock ownership of the Coastal shareholders as described in Section 2, below.

      2. Delivery of College Oak Common Stock.

            (a) Conversion of Stock. Effective as of the Effective Date, each stock certificate representing shares of Coastal Common Stock, and pursuant to the Coastal list of shareholders (the "Coastal Shareholders List") attached hereto and made a part hereof as Exhibit B, along with any and all accrued and unpaid dividend rights with respect thereto, shall be deemed to represent the respective numbers of shares of College Oak Common Stock, and each right to purchase shares of Coastal Common Stock shall be deemed to represent a right to purchase the respective number of shares of College Oak Common Stock, in each case as is determined by the formula set forth in Section 2 (b).

            (b) Issuance and Delivery of College Oak Common Stock. Upon surrender of certificates representing Coastal Common Stock by the shareholders listed in the Coastal Shareholders List, or by tender of affidavits of lost stock, College Oak will issue and deliver as provided in Section 2 (c) hereunder, certificates representing one (1) share of College Oak Common Stock in exchange for each one (1) share of Coastal Common Stock issued and outstanding on the Effective Date. Shareholders of Coastal may request that College Oak issue certificates to the said shareholder or the said shareholder's assigns or designees. Fractional shares of College Oak Common Stock shall not be issued, but their cash value, as determined in good faith by the Board of Directors of College Oak shall be paid for the fractional shares. Coastal shareholders shall, accordingly, be issued a total of 17,206,000 shares of College Oak, causing the total issued and outstanding stock of College Oak at the completion of the merger herein, to be 19,320,000 shares.


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

            (c) Surrender and Conversion of Coastal Share Certificates. All persons holding shares of Coastal Common Stock, as detailed in the Coastal Shareholders List, shall surrender the certificates representing the shares of Coastal Common Stock, either by certified mail, return receipt requested, or in person to: Matthew S. Cohen, Esq., Eaton & Van Winkle LLP, 3 Park Avenue, New York, NY 10016, or such other location as College Oak or Coastal shall advise such holders in writing. Upon receipt of the surrendered share certificate of Coastal Common Stock, a replacement certificate reflecting shares of College Oak Common Stock subject to the exchange rate set forth in Paragraph 2 (b) hereof shall be issued and delivered in accordance with this Agreement. Notwithstanding proposed exchanges of certificates, each certificate representing shares of Coastal Common Stock not physically surrendered pursuant to this section shall be deemed to represent shares of College Oak Common Stock and be subject to the exchange rate set forth in Paragraphs 2 (b) and 2 (c) hereof.

            (d) Agreements. As of the Effective Date, College Oak will assume mutatis mutandis any and all agreements of Coastal, and agrees to be bound by the terms and conditions of each such agreement.

            (e) Fees. On the Effective Date, Coastal shall deliver to College Oak (i) $45,000, as payment for prior legal services rendered to College Oak and
(ii) $90,000, for expenses incurred by College Oak in connection with the transactions contemplated hereby.

      3. Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares of Coastal Common Stock that are issued and outstanding immediately prior to the Effective Date and that are held by stockholders who have not voted such shares in favor of the Merger and who have delivered a written demand for appraisal of such shares in the manner provided in Section 262 of the Delaware Law shall have no right to receive any cash payment based upon the applicable exchange rate unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal and payment under Delaware Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's shares of Coastal Common Stock shall thereupon be deemed to have been cancelled and converted as described in Section 2 at the Effective Date, and each such share shall represent the right to receive the appropriate cash payment based upon the applicable exchange rate. Coastal shall give College Oak prompt notice of any demands received by Coastal for appraisal of its shares.

      4. Representations and Warranties of Coastal. Coastal represents and warrants to College Oak as follows:

            (a) Corporate Organization. Coastal is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign corporation in each other jurisdiction in which the failure to so qualify would have a material adverse effect on its business as presently conducted and as proposed to be conducted.

            (b) Validity of Transaction. Coastal has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Coastal, and constitutes the valid and legally binding obligation of Coastal.


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

            (c) Capitalization. Immediately prior to the Effective Date, the authorized capital stock of Coastal shall consist solely of 20,000,000 shares of Common Stock, $0.001 par value, of which 17,206,000 will be issued and outstanding.

            (d) Litigation. Coastal is not engaged in, nor has it been threatened with, any material litigation (which for this purpose shall mean a potential liability in excess of $10,000 or potential liabilities in the aggregate in excess of $25,000), arbitration, investigation or other legal proceeding relating to Coastal or its business, assets, property or employee benefit plans or policies, nor, to the knowledge of Coastal, is there any valid basis for any such proceeding.

            (e) Approvals; No Violation. Except as may be required by the Securities Act of 1933, as amended (the "Securities Act"), state securities laws, and applicable corporate law, there is no requirement applicable to Coastal to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Coastal of the transactions contemplated by this Agreement. Coastal does not know of any reason why any required permit, authorization, consent or approval could not be obtained. Neither the execution and delivery of this Agreement by Coastal nor the consummation by Coastal of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Coastal, (ii) result in a material breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license agreement, lease or other material contract, instrument or obligation to which Coastal is a party or by which Coastal or any of its assets may be bound, (iii) or violate in any material respect any statute, rule, regulation, order, writ, injunction or decree applicable to Coastal or any of its assets, or (iv) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the material assets of Coastal.

            (f) Undisclosed Liabilities. Coastal does not have any material liabilities, whether absolute, accrued, contingent or otherwise, and whether due or to become due, except for those liabilities which are of a normally recurring nature and were incurred after December 31, 2004, in the ordinary course of business consistent with past practice.

            (g) Absence of Changes. Since December 31, 2004, there has not been:

                  (i) any material adverse change in the business, assets, liabilities, financial condition, results of operations or prospects of Coastal taken as a whole;

                  (ii) any material damage, destruction or casualty loss, whether or not covered by insurance, to any assets or properties of Coastal that amounts to more than in the aggregate;

                  (iii) any increase in the compensation payable or to become payable by Coastal to its employees (other than adjustments consistent with prior practice) or any increase in any bonus, insurance, pension or other employee benefit plan or program, payment or arrangement (other than adjustments consistent with prior practice) made to, for or with any such directors, officers or employees except as contemplated by this Agreement;

                  (iv) any material change by Coastal in accounting methods, principles or practices;

                  (v) any repurchase or retirement of any securities of Coastal, or any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Coastal;

                  (vi) any act, omission or event which would be prohibited after the date of this Agreement; or

                  (vii) any agreement, whether in writing or otherwise, to take any action described in this Section 4 (g).

            (h) Purchase, Sale and Other Agreements. (i) All of the following (whether written or oral) are agreements to which Coastal is a party, or to which Coastal is obligated:


                        (A) every contract or agreement for the purchase by Coastal of inventory, supplies, equipment or other real or personal property, or the procurement of services, except individual purchase orders, or aggregate purchase orders to a single vendor, involving payments of less than $5,000;

                        (B) lease of equipment, machinery or other personal property involving aggregate annual payments in excess of $2,500;

                        (C) contract or agreements for the sale or lease of products or furnishing of services by Coastal, except individual purchase orders, or aggregate purchase orders from a single customer, involving payments of less than $2,500;

                        (D) joint venture, partnership or other contract or arrangement involving the sharing of profits;

                        (E) contract or agreement, other than in the ordinary course of business, relating to the purchase or acquisition, by merger or otherwise, of a significant portion of the business, assets or securities of Coastal by any other person or of any other person by Coastal;

                        (F) contract or agreement containing a covenant or covenants which purport to limit to a material extent the ability or right of Coastal to engage in any lawful business activity or compete with any person or entity; or

                        (G) material contract or agreement not otherwise described in this Section 4(h) which is not terminable by and without penalty to Coastal within six months after the date of this Agreement.


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

                  (ii) A complete and accurate copy of each written contract, agreement and other document identified hereby will be made available to College Oak prior to the Effective Date. Each contract, agreement or arrangement identified hereby is, except to the extent fully performed at the date hereof, in full force and effect and valid and binding in accordance with its terms in all material respects; there is no material default under any such material contract, agreement or arrangement; and no party to any such contract, agreement or arrangement has notified Coastal that it intends to cancel, withdraw, modify or amend such contract, agreement or arrangement. Coastal has performed all material obligations required to be performed by it as of the date of this Agreement under each contract, agreement, or arrangement referred to in this Agreement, and to its knowledge no other party is in default under such material agreements. The Merger and the actions contemplated thereby will not conflict with or result in a breach of the terms, conditions or provisions of any such agreement or cause any acceleration of maturity of any such agreements.

            (i) Compliance with Laws. Coastal has substantially complied with all laws, regulations, judgments, decrees or orders of any court or governmental agency or entity applicable in any material respect to the conduct of its business.

            (j) Taxes. All United States, foreign, state and local tax returns and reports (collectively "Returns") required to be filed to date with respect to the operations of Coastal have been accurately prepared in all material respects and duly filed, or an extension therefrom has been duly obtained, and, except for Taxes contested in good faith, all Taxes payable have been paid when due; there is no examination or audit known to Coastal or any claim, asserted deficiency or assessment for additional Taxes in progress, pending, or threatened, nor to the knowledge of Coastal is there any reasonable basis for the assertion of any such claim, deficiency or assessment; no material special charges, penalties, fines, liens, or similar encumbrances have been asserted against Coastal with respect to payment of or failure to pay any Taxes which have not been paid or resolved without further liability to Coastal. Coastal has not executed or filed with any taxing authority any agreements extending the period for assessment or collection of any Taxes. Proper amounts have been withheld by Coastal from its employees' compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws. Coastal is not a party to any tax-sharing or tax-allocation agreement, nor does Coastal owe any amounts under any tax-sharing or tax-allocation agreement. As used in this Agreement, "Taxes" means all taxes, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.


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

      5. Representations and Warranties of College Oak. College Oak represents and warrants to Coastal as follows:

            (a) Corporate Organization. College Oak is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to do business as a foreign corporation in each other jurisdiction in which the failure to so qualify would have a material adverse effect on its business as presently conducted and as proposed to be conducted.

            (b) Validity of Transaction. College Oak has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by College Oak and constitutes the valid and legally binding obligation of IP Factory.

            (c) Capitalization. Immediately prior to the Effective Date, the authorized capital stock of College Oak shall consist of 140,000,000 shares of Common Stock, of which 2,114,000 shares will be issued and outstanding.

            (d) Litigation. College Oak is not engaged in, nor has it been threatened with, any material litigation (which for this purpose shall mean a potential liability in excess of $10,000 or potential liabilities in the aggregate in excess of $25,000), arbitration, investigation or other legal proceeding relating to College Oak or its business, assets, property or employee benefit plans or policies, nor, to the knowledge of College Oak, is there any valid basis for any such proceeding.

            (e) Approvals; No Violation. Except as may be required by the Securities Act of 1933, as amended (the "Securities Act"), state securities laws, and applicable corporate law, there is no requirement applicable to College Oak to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by College Oak of the transactions contemplated by this Agreement. College Oak does not know of any reason why any required permit, authorization, consent or approval could not be obtained. Neither the execution and delivery of this Agreement by College Oak nor the consummation by College Oak of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of College Oak, (ii) result in a material breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license agreement, lease or other material contract, instrument or obligation to which College Oak is a party or by which College Oak or any of its assets may be bound, (iii) or violate in any material respect any statute, rule, regulation, order, writ, injunction or decree applicable to College Oak or any of its assets, or (iv) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the material assets of College Oak.

            (f) Undisclosed Liabilities and Revenues. (i) College Oak does not have any material liabilities, whether absolute, accrued, contingent or otherwise, and whether due or to become due, except for those liabilities which
(A) are accrued or fully reserved against in the unaudited balance sheet of College Oak at January 31, 2005 or (B) are of a normally recurring nature and were incurred after January 31, 2005 in the ordinary course of business consistent with past practice and which do not exceed $10,000 in the aggregate.


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

                  (ii) All revenues of College Oak, as presented in the unaudited statement of operations for the three and nine months ending January 31, 2005, were derived in the ordinary course of business.

            (h) Compliance with Laws. College Oak has substantially complied with all laws, regulations, judgments, decrees or orders of any court or governmental agency or entity applicable in any material respect to the conduct of its business.

            (i) Taxes. All United States, foreign, state and local tax returns and reports (collectively "Returns") required to be filed to date with respect to the operations of College Oak have been accurately prepared in all material respects and duly filed, or an extension therefrom has been duly obtained, and, except for Taxes contested in good faith, all Taxes payable have been paid when due; there is no examination or audit known to College Oak or any claim, asserted deficiency or assessment for additional Taxes in progress, pending, or threatened, nor to the knowledge of College Oak is there any reasonable basis for the assertion of any such claim, deficiency or assessment; no material special charges, penalties, fines, liens, or similar encumbrances have been asserted against College Oak with respect to payment of or failure to pay any Taxes which have not been paid or resolved without further liability to College Oak. College Oak has not executed or filed with any taxing authority any agreements extending the period for assessment or collection of any Taxes. Proper amounts have been withheld by College Oak from its employees' compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws. College Oak is not a party to any tax-sharing or tax-allocation agreement, nor does College Oak owe any amounts under any tax-sharing or tax-allocation agreement. As used in this Agreement, "Taxes" means all taxes, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

            (j) Agreements. Set forth on Schedule 5 is a list of all contracts, agreements, arrangements and understandings that College Oak is a party to. Except as set forth on Schedule 5, College Oak is not a party to any other Contract.

      6. Conditions Precedent to College Oak's Obligations to Close. College Oak's obligation to consummate the Merger is subject to the satisfaction, on or before the Effective Date, of the following conditions:

            (a) Performance of Acts and Undertakings of Coastal. Each of the acts and undertakings of Coastal to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed.


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

            (b) Resolutions. Coastal shall have furnished College Oak with a copy of (i) resolutions duly adopted by Coastal's board of directors authorizing and approving this Agreement, attached hereto as Exhibit C, and made a part hereof, and (ii) resolutions adopting this Agreement, duly approved by the holders of at least a majority of the total number of outstanding shares of common stock of Coastal, attached hereto as Exhibit D, and made a part hereof.

            (c) Continued Accuracy of Coastal's Representations and Warranties. All of the representations and warranties of Coastal contained in this Agreement shall be true in every respect on and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of that date; and College Oak shall have received at the closing a certificate, dated the Effective Date and executed by an officer of Coastal, containing a representation and warranty to that effect.

            (d) Approvals From Authorities. College Oak shall have received, or shall have satisfied itself that it will receive, in form satisfactory to College Oak, all necessary approvals of the transactions contemplated by this Agreement from authorities having any jurisdiction over the business of Coastal, so that Coastal may continue to carry on its business as presently conducted after consummation of the Merger; and no such approval shall have been withdrawn or suspended.

            (g) Consents. All consents of other parties to the mortgages, notes, leases, franchises, agreements, licenses, and permits of Coastal necessary to permit consummation of the Merger shall have been obtained.

            (h) Dissenting Shares. Not more than twenty percent (20%) of the outstanding shares of Coastal Common Stock shall be "dissenting shares" within the definition of Section 262 of the Delaware General Corporation Law.

            (i) Filing of Certificate of Merger. A Certificate of Merger shall be filed in the office of the Secretary of State or other office or each jurisdiction in which such filings are required in order for the Merger to become effective as soon as practically possible following the date hereof.

      7. Condition Precedent to Coastal's Obligation to Close. Coastal's obligation to consummate the Merger is subject to the satisfaction on or prior to the Effective Date of the following conditions:

            (a) Performance of Acts and Undertakings by College Oak. Each of College Oak's acts and undertakings to be performed on or before the Effective Date pursuant to this Agreement shall have been performed.

            (b) Resolutions. College Oak shall have furnished Coastal with copies of (i) resolutions duly adopted by the board of directors of College Oak authorizing and approving the execution and delivery of this Agreement, attached hereto as Exhibit E, and made a part hereof, and (ii) resolutions adopting this Agreement, duly approved by the holders of at least a majority of the total number of outstanding shares of common stock of College Oak, attached hereto as Exhibit F, and made a part hereof.


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

            (c) Continued Accuracy of College Oak's Representations and Warranties. The representations and warranties of College Oak contained in this Agreement shall be true on and as of the Effective Date with the same effect as though such representations and warranties had been made on and as of that date; and Coastal shall have received at the closing a certificate, dated the Effective Date and executed by officer of College Oak, containing a representation and warranty to that effect.

            (d) Shareholder Vote. At least a majority of the outstanding shares of College Oak Common Stock shall have been voted for the adoption of this Agreement.

      8. Investigation by College Oak and Coastal. (a) Prior to the Effective Date, either Party may directly or through its representatives make such investigation of the assets and business of the other Party (including, without limitation, confirmation of its cash, inventories, accounts, accounts receivable and liabilities, and investigation of its titles to and the condition of its property and equipment) as it deems necessary or advisable. The investigation shall not affect (i) the representations and warranties contained or provided for in this Agreement, (ii) either Party's right to rely on those representations and warranties, or (iii) either Party's right to terminate this Agreement as provided in this Section and in Section 12. Each of College Oak and Coastal shall allow the other Party and its representatives full access, at reasonable times after the date of execution of this Agreement, to its premises and to all of its books, records, and assets, and each of the Party's officers shall furnish to the other Party such financial and operating data and other information with respect to its business and properties and as other Party shall from time to time reasonably request. Each of College Oak and Coastal agree not to disclose any confidential information obtained in the course of its investigation or use it for any purposes other than evaluation with respect to the contemplated merger.

            (b) As soon as practicable, and in any event within ten (10) days after the receipt of any supporting documentation requested by either College Oak or Coastal, College Oak or Coastal may give the other Party notice if it has decided that it wishes to terminate this Agreement based on any information contained in any of the Exhibits or Schedules or obtained during the course of its investigation. The notice shall specify the information obtained during the investigation on which its decision to terminate is based. The Parties shall have ten (10) days after receipt of the notice to review that information. If its notice of termination is not withdrawn within this ten (10) day period, then all further obligations of College Oak and of Coastal under this Agreement shall terminate without further liability of Coastal to College Oak or of College Oak to Coastal, except their respective obligations to return documents as provided in Section 17. If either College Oak or Coastal does not advise the other Party within the ten (10) day period specified in the first sentence above that it wishes to terminate this Agreement, it shall be deemed to be satisfied with the information relating to the other Party contained in the Exhibits or Schedules and/or obtained during the course of its investigation, subject to their rights concerning the continued accuracy of the other party's warranties and representations set forth in this Agreement.

      9. Survival of Representations, Warranties, and Indemnities. The representations, warranties, and indemnities included or provided for in this Agreement or in any Exhibit or Schedule or certificate or other document delivered pursuant to this Agreement shall survive the Effective Date for a period of one (1) year. No claim may be made under this paragraph unless written notice of the claim is given within that one (1) year period.


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

      10. Indemnification. Coastal shall indemnify, defend, and hold College Oak, and College Oak shall indemnify, defend and hold Coastal, harmless from and against any and all losses, liabilities, costs, expenses, judgments, assessments, penalties, damages, deficiencies, suits, actions, claims, proceedings, demands, and causes of action, including but not limited to reasonable attorney fees, court costs, and related expenses, that were caused by, arose as a result of, or arose with respect to any of the following:

            (a) Any inaccuracy in any representation or warranty or any breach of any warranty of Coastal or College Oak, as the case may be, under this Agreement or any Exhibit, certificate, instrument, or other document delivered pursuant to this Agreement;

            (b) Any failure of Coastal or College Oak, as the case may be, duly to perform or observe any term, provision, covenant, or agreement to be performed or observed by Coastal or College Oak, as the case may be, pursuant to this Agreement, and any Exhibit, certificate, agreement, or other document entered into or delivered pursuant to this Agreement; or

            (c) Any inaccuracy whatsoever in the financial statements, whether such losses were known or unknown;

      provided, however, that either Party shall not be indemnified and held harmless unless and until such damages, losses, and expenses exceed $20,000, in which event, each Party shall be indemnified and held harmless in full. All claims under this provision for indemnity shall be made within the time period and in the manner provided for in Section 9.

      11. Status-Quo Provision. For a period of twelve (12) months from the Effective Date of the merger of Coastal with and into College Oak, as contemplated herein, College Oak, and its shareholders agree that the College Oak shall not engage in, complete, plan, prepare, or perform any reverse stock split, or cancellation of the existing stock of College Oak nor shall it issue additional shares of common stock (or securities convertible into common stock) unless such transaction or shares (x) are issued for value and (y) will not result in a market capitalization of less than $10 million immediately following such transaction or issuance.

      12. Further Assurances. Coastal and College Oak each agrees that from time to time, as and when requested by the other, it will execute, acknowledge, deliver and file all proper deeds, assurances, assignments, bills of sale, assumptions and other documents, and do, or cause to be done, all other acts and things necessary or proper in order to vest, perfect, assure or confirm in College Oak title to and possession of all the property, rights, privileges, powers, franchises, bank accounts, contracts, patents, copyrights, and stated obligations and liabilities of Coastal, or otherwise necessary or proper to carry out the intent and purposes of this Agreement.

      13. Termination of this Agreement. This Agreement and the transactions contemplated under this Agreement may be terminated at any time prior to the Effective Date, either before or after the meeting of College Oak's shareholders:


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

            (a) By mutual consent of Coastal and College Oak;

            (b) By Coastal if there has been a material misrepresentation or a material breach of warranty in College Oak's representations and warranties set forth in this Agreement or in any Exhibit or certificate delivered pursuant to this Agreement;

            (c) By College Oak if there has been a material misrepresentation or a material breach of warranty in Coastal's representations and warranties set forth in this Agreement;

            (d) By Coastal or College Oak if either party shall have determined in its sole discretion that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of the institution or threat of institution, by governmental authorities (local, state, or federal) or by any other person, of material litigation or proceedings against either or both of the parties (or their respective officers, directors or affiliates), it being understood and agreed that a written request by governmental authorities for information with respect to the proposed transactions, which information could be used in connection with such litigation or proceedings, may be deemed by Coastal or College Oak to be a threat of material litigation or proceedings, whether such request is received before or after the date of this Agreement;

            (e) By Coastal if it has determined that the business, assets, or financial condition of College Oak, taken as a whole, have been materially and adversely affected, whether by reason of changes, developments, or operations in the ordinary course of business or otherwise; and

            (f) By College Oak or by Coastal if the Effective Date referred to in Section 1 (a) has not occurred by April 15, 2005.

      14. Right to Proceed. In the event that this Agreement is terminated pursuant to Section 13, or because of the failure to satisfy any of the conditions specified in Section 6 or Section 7, all further obligations of Coastal and of College Oak under this Agreement shall terminate without further liability of Coastal to College Oak or College Oak to Coastal, except for the obligations of both parties under Section 12 and of College Oak under Section 15; provided, however, anything in this Agreement to the contrary notwithstanding, that if College Oak fails satisfy any of the conditions specified in Section 6, Coastal shall nonetheless have the right in its discretion, to proceed with the transactions contemplated by this Agreement, and if Coastal fails to satisfy any of the conditions specified in Section 7, College Oak shall nonetheless have the right, in its discretion, to proceed with the transactions contemplated by this Agreement.

      15. Return of Documents in Event of Termination. In the event of the termination of this Agreement for any reason, College Oak will return to Coastal all documents, work papers, and other materials (including copies) relating to the transactions contemplated by this Agreement, whether obtained before or after execution of this Agreement. College Oak will not use any information so obtained for any purpose, and will take all practicable steps to have such information kept confidential.


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

      16. Rule 144 Opinions. The new directors and officers of the Company shall and do hereby acknowledge that they will accept the opinion of David M. Loev, Attorney at Law or any other legal counsel mutually agreed upon that the shares retained by David Loev and Carey Birmingham were fully paid for on or prior to Closing and that the Company and its officers and directors acknowledge that they will not delay or hinder the processing of any Rule 144 opinion, provided that such subsequent transfer complies with the rules and regulations set forth in Rule 144.

      17. Miscellaneous.

            (a) Amendments. At any time before or after approval and adoption by the shareholders of Coastal, this Agreement may be amended in any manner (except that the provisions of Section 2 may not be amended without the approval of the shareholders of Coastal) as may be determined in the judgment of the respective Boards of Directors of Coastal and College Oak to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intentions of this Agreement.

            (b) Attorney Fees and Costs in Event of Termination. In the event of the termination of this Agreement for any reason, each party shall bear its own costs and expenses, including attorney fees.

            (c) Public Announcement. Neither Coastal nor College Oak, without the consent of the other, shall make any public announcement or issue any press release with respect to this Agreement or the transactions contemplated by it, which consent shall not be unreasonably withheld.

            (d) Meeting of Coastal's Shareholders. Coastal shall take all necessary steps to call a meeting of its shareholders or arrange for execution of an action by written consent within three (3) days from the date of this Agreement, which number of days includes adequate time for the preparation and mailing of proxy statements if applicable. In all proxy statements or other communications with the shareholders on this subject, Coastal's board of directors shall recommend to the shareholders that they adopt the plan of merger and approve the terms of this Agreement.

            (e) Covenant to Operate in the Ordinary Course. Between the date of this Agreement and the Effective Date, each of Coastal and College Oak shall operate its business only in the ordinary course and in a normal manner consistent with past practice. During this period, neither Coastal nor College Oak shall not encumber any asset or enter into any transaction or make any commitment relating to its assets or business otherwise than in the ordinary course of its business (consistent with its prior practices), or take any action that would render inaccurate any representation or warranty contained in this Agreement or would cause a breach of any other covenant under this Agreement, without first obtaining the written consent of College Oak or Coastal, as the case may be.

            (f) Governing Law; Successors and Assigns; Counterparts; Entire Agreement. This Agreement (i) shall be construed under and in accordance with the laws of the state of Delaware; (ii) shall be binding on and shall inure to the benefit of the parties to the Agreement and their respective successors and assigns; (iii) may be executed in one or more counterparts, by facsimile


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

transmission, all of which shall be considered one and the same agreement and an original, and shall become effective when one or more counterparts shall have been signed by each of the parties and delivered to Coastal and College Oak, either by facsimile transmission or by any other means; and (iv) embodies the entire agreement and understanding, superseding all prior agreements and understandings between College Oak and Coastal relating to the subject matter of this Agreement.

            (g) Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, or on the fifth (5) day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as hereunder provided; or (ii) four (4) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or (iii) one day after deposit with reputable overnight courier service and addressed to the party at the address provided hereunder. The Parties addresses are as follows:

      To Coastal at:     3 Park Avenue - 16th Floor
                         New York, NY 10016
                         Attn: Mr. Alan Gaines

      To College Oak at: 20022 Creek Farm
                         San Antonio, Texas 78259
                         Attn: Mr. Carey G. Birmingham

      Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

            (h) Article and Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

            (i) Exclusive Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in a United States District Court located in the State of Delaware or any Delaware State Court having jurisdiction over the subject matter of the dispute or matter. All Parties hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

            (j) Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

            (k) Separability of Provisions. Each Provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are invalid.


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

            (l) Representation of Counsel.The parties represent herein that they have been fully and adequately represented by counsel in this transaction.

            (m) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

            (The remainder of this page is intentionally left blank)


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

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereto affixed effective as of the date first written above.

                                                   COASTAL ENERGY SERVICES, INC.

                                                   By: /s/ Alan Gaines
                                                       -------------------------
                                                       Name: Alan Gaines
                                                       Title: Vice Chairman


                                                   COLLEGE OAK INVESTMENTS, INC.

                                                   By: /s/ Carey G. Birmingham
                                                       -------------------------
                                                       Name: Carey Birmingham
                                                       Title: President


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